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EXHIBIT 99.1


Consumer Portfolio Services Inc. Announces $100.0 Million Securitization

IRVINE, Calif.--(BUSINESS WIRE)--Oct. 5, 2004--Consumer Portfolio Services, Inc. (Nasdaq: CPSS - News) announced that it closed a term securitization transaction on September 30, 2004, issuing $91.0 million of Notes backed by automotive receivables.

In the transaction, qualified institutional buyers purchased $91,000,000 of Notes backed by automotive receivables originated by Consumer Portfolio Services. The Notes, issued by CPS Auto Receivables Trust 2004-C, consist of two classes. The ratings of the Notes were provided by Standard & Poor's and Moody's Investors Services and were based on the structure of the transaction, CPS's experience as a servicer and a financial guaranty insurance policy issued by Financial Security Assurance Inc.
                                                        Standard &
 Note                   Interest     Average               Poor's    Moody's
 Class      Amount         Rate        Life       Price    Rating    Rating
----------------------------------------------------------------------------
  A-1   $58.727 million   2.66%     1.00 years    100.00    AAA        Aaa
  A-2   $32.273 million   3.64%     3.07 years    100.00    AAA        Aaa

The weighted average effective coupon on the Class A-1 and A-2 Notes is approximately 3.3%.

The 2004-C transaction has initial credit enhancement of a cash deposit in the amount of 9.00% of the original receivable pool balance and a subordinated interest. That enhancement level is to be supplemented by accelerated payment of principal on the Notes to reach a combined level of 22.25% of the then-outstanding receivable pool balance.

The transaction utilized a pre-funding structure, in which CPS sold approximately $69.2 million of receivables on the 30th, and plans to sell approximately $30.8 million of additional receivables during October. This further sale is intended to provide CPS with financing for receivables originated primarily in the month of September.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services purchases, sells and services retail installment sales contracts originated predominantly by franchised dealers for new and late model used cars. The company finances automobile purchases through dealers under contract across the United States.

CONTACT:
Investors:                                              or Media:
Consumer Portfolio Services                             Sloane & Company
Charles E. Bradley, 949-753-6800 or                     Whit Clay, 212-446-1864
Sloane & Company
Monica Huang, 212-446-1874